CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WOODWARD GOVERNOR COMPANY



	Pursuant to Section 242 of the General Corporation Law of the State of Delaware, WOODWARD GOVERNOR COMPANY, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as the "Corporation"), does hereby certify:

		(1)  That the original Certificate of
	Incorporation of the Corporation was
	filed in the Office of the Secretary of State of Delaware on November 18, 1976.

		(2) That at the regular meeting of the Board of Directors of the Corporation held on November 19, 1996, resolutions were duly adopted settingforth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring the amendment to be advisable, and directing that the proposed amendment be considered at the next annual meeting of the stockholders of the Corporation.

		(3)  That the resolutions of the Board of
	Directors of the Corporation setting forth the proposed amendment to the Certificate of Incorporation of the Corporation are as follows:


		RESOLVED, that it is hereby declared advisable by the Board of Directors of the Corporation, that Article
	FOURTH of the Certificate of Incorporation of the Corporation be amended to read as follows:

		"FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 60,000,000, of which 50,000,000 shares shall be Common Stock with a par value of $0.00875 per share, and 10,000,000 shares shall be Preferred Stock with a par value of $0.003 per share.


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		The Preferred Stock may be issued from time
		to time in one or more series, with each such series to consist of such number of shares and to have such voting powers (whether less than, equal to or greater than one vote per share), or limited voting powers or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, and the Board of Directors is expressly vested with authority to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the resolution or resolutions of the Board of Directors providing for the issue of the series of Preferred Stock."

		RESOLVED FURTHER, that upon this amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the provisions of the General Corporation Law of the State of Delaware,

		(a)  The total number of shares of Common
	Stock which the Corporation is authorized to issue shall be changed from 7,000,000 shares of Common
	Stock with a par value of $0.0625 per share to 50,000,000 shares of Common Stock with a par value of $0.00875 per share;

		(b) Each issued share of Common Stock of the Corporation with a par value of $0.0625 per share (including shares held in the treasury of the Corporation) shall be changed into four issued shares of Common Stock of the Corporation with a par value of $0.00875 per share authorized by this amendment;

		(c)  Each certificate representing issued
	shares of Common Stock of the Corporation with a par value of $0.0625 per share shall be deemed to represent the same number of shares of Common
	Stock of the Corporation with a par value of $0.00875 per share authorized by this amendment;
	and

		(d)  Each holder of record of a certificate
	representing shares of Common Stock of the Corporation with a par value of $0.0625 per share shall be entitled to receive as soon as practicable without surrender of such certificate a certificate representing three additional shares of common Stock of the Corporation of the par value of $0.00875 per share authorized by this amendment for each share of Common Stock represented by the certificate of such holder immediately prior to this amendment becoming effective.

		RESOLVED FURTHER, that the above and foregoing proposed amendment to the Certificate of Incorporation of the Corporation shall not result in any change in the capital of the Corporation as determined pursuant to the General Corporation Law of the State of Delaware.

		RESOLVED FURTHER, that the above and foregoing proposed amendment to the Certificate of Incorporation of the Corporation shall not result in any change in the paid-in capital of the Corporation as determined pursuant to the Illinois Business Corporation Act.

		(4) That thereafter, pursuant to the resolutions of the Board of Directors of the Corporation, the stock-holders of the Corporation at the annual meeting of the Corporation held on Wednesday, January 8, 1997, duly adopted said amendments by the affirmative vote of the holders of in excess of two-thirds of the outstanding shares of Common Stock of the Corporation entitled to vote thereon.

		(5) That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

		(6) That said amendment to the Certificate of Incorporation shall become effective at the close of business on January 23, 1997, at 5:01 P.M. Eastern Standard Time.

		IN WITNESS WHEREOF, WOODWARD GOVERNOR COMPANY has caused this Certificate of Amendment to be executed by John A. Halbrook, its Chairman of the Board and Chief Executive Officer, and has caused its corporate seal to be hereunto affixed and attested by Carol J. Manning, its Secretary, this 8th day of January, 1997.

					WOODWARD GOVERNOR COMPANY



					By________________________________
					  John A. Halbrook Chairman of the
					  Board and Chief Executive Officer


(Corporate Seal)

Attest:


________________________________
Carol J. Manning, Secretary

WOODWARD GOVERNOR COMPANY
BOARD OF DIRECTORS
RESOLUTION TO INCORPORATE THE COMPANY'S
DIRECTOR SHARE OWNERSHIP GUIDELINE




	RESOLVED, that Section 3.4 of the Bylaws of the Corporation is hereby amended and restated in its entirety to read as follows:

	SECTION 3.4.  QUALIFICATIONS.

Unless otherwise determined by the Board of Directors, the term of any director shall end on September 30th next following said director's seventieth birthday.
No person may serve as a director unless such person agrees in writing that in connection with such service he or she will be guided by the philosophy and concepts of human and industrial association of the corporation as expressed in its Constitution.